UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒    Preliminary Information Statement

☐    Confidential, for Use of Commission Only (as permitted by Rule 14c-5(d)(2))

☐    Definitive Information Statement

Xcel Brands, Inc.

(Name of Registrant As Specified In Charter)

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1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share
2)	Aggregate number of securities to which transaction applies: 7,339,979 shares of Common Stock
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Xcel Brands, Inc.

475 10th Avenue, 4th Floor

New York, NY 10018

Dear Stockholders:

The enclosed notice and information statement (the “Information Statement”) was mailed on or about [●], 2012, pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, to the holders of record of the shares of common stock (the “Common Stock”) of Xcel Brands, Inc., a Delaware corporation (the “Company”, “us” or “we”), as of the close of business on the record date, December 17, 2012. The purpose of the Information Statement is to notify our stockholders that the holders of 3,802,678 shares (the “Majority Stockholders”) of the Company’s common stock (the “Common Stock”), par value $0.001 per share (representing 51.9% of the issued and outstanding shares of our Common Stock), executed a written consent dated December 17, 2012, approving an Amendment to the Company’s Amended and Restated Employment Agreement (the “Agreement”) with Robert W. D’Loren, Chairman of the Board and Chief Executive Officer of the Company. Our Board of Directors unanimously approved resolutions amending the Agreement on December 5, 2012, subject to approval of the Company’s stockholders. Accordingly, your approval is not required and is not being sought for either the amendment to the Agreement.

You are urged to read the Information Statement carefully and in its entirety for a description of the actions taken by the Majority Stockholders. The actions will become effective on January [●], 2013, the date that is twenty-one (21) calendar days after the date this Information Statement was first mailed to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The enclosed Information Statement is being furnished to you to inform you that the foregoing actions have been approved by the Majority Stockholders. Because the Majority Stockholders have voted in favor of the foregoing actions and have sufficient voting power to approve such actions through their ownership of Common Stock, no other stockholder consents will be solicited in connection with the transactions described in this Information Statement. The Board of Directors is not soliciting your proxy in connection with the adoption of the resolution, and proxies are not requested from stockholders.

This notice and the information statement attached hereto shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law.

Sincerely,

/s/ Robert D’Loren
Robert D’Loren
Chief Executive Officer

Xcel Brands, Inc.

475 10th Avenue, 4th Floor

New York, NY 10018

Information Statement

Pursuant to Section 14 of the Securities Exchange Act of 1934,

as amended, and Regulation 14C and Schedule 14C Thereunder

The enclosed notice and information statement (the “Information Statement”) was mailed on or about December [●], 2012, pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders of record of the shares of common stock, par value $0.001per share (the “Common Stock”) of Xcel Brands, Inc., a Delaware corporation (the “Company”, “us” or “we”), as of the close of business on the record date, December 17, 2012 (the “Record Date”). The purpose of the Information Statement is to notify our stockholders that the holders of 3,802,678 shares (the “Majority Stockholders”) of Common Stock (representing approximately 51.9% of the issued and outstanding shares of our Common Stock) executed a written consent dated December 17, 2012 (the “Consent”), approving an amendment (the “Bonus Provision Amendment”) to the Company’s amended and restated employment (the “Agreement”) with Robert W. D’Loren, Chairman and Chief Executive Offer of the Company, to increase the maximum cash bonus payable to Mr. D’Loren to $1,500,000. Our Board of Directors unanimously approved resolutions amending the Agreement, subject to approval of the Company’s stockholders, on December 5, 2012. Accordingly, your approval is not required and is not being sought.

This notice and Information Statement shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law (the “DGCL”). No additional action will be undertaken by the Company with respect to the receipt of the Consent, and no dissenters’ rights with respect to the receipt of the Consent and no dissenters’ rights under the DGCL are afforded to the Company’s stockholders as a result of the adoption or approval of the amendment to the Plan or the election of directors. The actions will become effective on January [●], 2013, the date that is twenty-one (21) calendar days after the date this Information Statement was first mailed to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Because the Majority Stockholders have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions through their ownership of Common Stock, no other stockholder consents will be solicited in connection with the transactions described in this Information Statement. The Board of Directors is not soliciting proxies in connection with the adoption of these resolutions, and proxies are not requested from stockholders.

As of the Record Date, we had 7,339,979 shares of Common Stock issued and outstanding. Stockholders of record as of the Record Date are entitled to notice of the foregoing.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. No Vote or Other Action of the Company’s Stockholders is Required in Connection With This Information Statement.

By order of the Board of Directors

/s/ Robert D’Loren

Robert D’Loren

Chief Executive Officer

[●], 2012

ACTION APPROVED

AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT WITH ROBERT W. D’LOREN

The effect of the Bonus Provision Amendment is to increase the “Maximum Cash Bonus” as defined the Agreement from $450,000 to $1,500,000 beginning in 2013.

Our Board of Directors unanimously approved resolutions authorizing the Bonus Provision Amendment on December 5, 2012, subject to approval by the Company’s stockholders. Stockholders’ approval of the Bonus Provision Amendment is required by Section 162(m) of the Internal Revenue code of 1986, as amended. Such approval was obtained by written consent of the Majority Stockholders on December 17, 2012.

At the time the Board of Directors approved the Bonus Provision Amendment, the Board of Directors also approved amendments to the Agreement which: (i) amended the definition of income from “licensing income” to all income generated by trademarks and other intellectual property owned by the Company, provided that income shall not include amounts paid to the Company or its affiliates as the “Annual Payment” as such term is defined in the agreement effective December 1, 2099 by and between QVC, Inc. and IM Ready-Made LLC, as amended; and (ii) modified the definition of adjusted EBITDA to [exclude from the calculation non-cash items related to earn-outs]. The Majority Stockholders were not asked to, and did not vote upon these other amendments to the Agreement.

The Agreement, and the effects of the Bonus Provision Amendment we described under the caption “Employment Agreements with Executives and Key Employees” below.

VOTE REQUIRED; MANNER OF APPROVAL

Approval of the Bonus Provision Amendment requires the affirmative vote of the holders of a majority of the voting power of the Company. Because stockholders holding at least a majority of the voting rights of our outstanding Common Stock have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions through their ownership of Common Stock, no other stockholder consents will be solicited in connection with the Bonus Provision Amendment. The Board of Directors is not soliciting proxies in connection with the adoption of these proposals, and proxies are not requested from stockholders.

In addition, the DGCL provides in substance that stockholders may take action without a meeting of the stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding voting shares holding not less than the minimum number of votes that would be necessary to approve such action at a stockholders meeting. The action is effective when written consents from holders of record of a majority of the outstanding shares of voting stock are executed and delivered to the Company.

The Company has no class of voting stock outstanding other than the Common Stock. There are currently 7,339,979 shares of Common Stock issued and outstanding, and each share of Common Stock is entitled to one vote. Accordingly, the votes or written consents of stockholders holding at least 3,669,990 shares of the issued and outstanding Common Stock are necessary to implement the amendment to the plan and the election of the directors listed above.

On December 17, 2012, the Majority Stockholders executed and delivered to the Company the Consent. The following table lists the shares of Common Stock voted in favor of the Consent and the percentage of the Common Stock issued and outstanding represented by such shares. The percentage of class beneficially owned set forth below is based on 7,339,979 shares of Common Stock outstanding.

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Stockholder	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Irrevocable Trust of Rose Dempsey	526,283	7.2%
Robert W D’Loren	697,932	9.5%
Isaac Mizrahi	1,428,049	19.5%
Marisa Gardini	500,744	6.8%
James F. Haran	314,400	4.3%
Seth Burroughs	256,360	3.5%
Lori Shea	78,910	1.1%
Total	3,802,678	51.9%

_________________

* Less than 1%.

Accordingly, in compliance with the DGCL, at least a majority of the outstanding shares has approved the amendment to the Plan and the election of the directors listed above. As a result, no vote or proxy is required by the stockholders to approve the adoption of the foregoing actions.

EMPLOYMENT AGREEMENTS WITH EXECUTIVES AND KEY EMPLOYEES

Robert D’Loren. On September 22, 2011, and effective as of September 16, 2011, the Company entered into a three-year employment agreement with Robert D’Loren for him to serve as our Chief Executive Officer. Additionally, we shall use our reasonable best efforts to cause Mr. D’Loren to be nominated to our Board of Directors and to serve as our Chairman of the Board during the term of the agreement. Following the initial three-year term, the agreement will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 90 days prior to such termination. Mr. D’Loren’s salary for the first year, starting on the Closing Date, is $240,000, for the second year, it is $530,000 and for third year it is $580,000. The Board of Directors or the Compensation Committee may approve increases (but not decreases) from time to time. Following the initial three-year term, the base salary shall be reviewed at least annually. We will also reimburse Mr. D’Loren for up to $50,000 of undocumented expenses each calendar year. In addition, Mr. D’Loren will receive an allowance for an automobile appropriate for his level of position, and the Company shall pay (in addition to monthly lease or other payments) all of the related expenses for gasoline, insurance, maintenance, repairs or any other costs with Mr. D’Loren’s automobile.

Bonus. Mr. D’ Loren is eligible for an annual cash bonus of up to the Maximum Cash Bonus per year based on annual EBITDA targets. The cash bonus shall be the percentage of five percent (5%) of all income generated by the trademarks and other intellectual property owned by the Company (“IP Income”) in excess of $8,000,000 earned and received by the Company in a calendar year as set forth in the chart below. IP Income shall not include amounts paid to the Company or its affiliates as the “Annual Payment” as such term is defined in the Agreement effective December 1, 2009, by and between QVC, Inc. and, IM Ready Made LLC, as amended. The cash bonus shall be determined as earned based on the level of the Company’s Adjusted EBITDA (as defined below) achieved for such year against the target level of Adjusted EBITDA (“Target Adjusted EBITDA”) established for such year by the Compensation Committee of the Board, in its sole discretion, but with prior consultation with the Executive, as follows:

Annual Level of Target EBITDA Achieved for each fiscal year ending December 31, 2011 and thereafter	Percentage of 5% of the IP income earned by the Company in excess of $8 million
0%-49%	0%
50%-69%	60%
70%-89%	80%
90%-100%	100%

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“Adjusted EBITDA” shall mean for any period, for the Company and its subsidiaries on a consolidated basis (without duplication), an amount equal to (a) consolidated net income (as determined in accordance with generally accepted accounting principles of the United States of America as in effect from time to time) (“Consolidated Net Income”) for such period, minus, (b) to the extent included in calculating Consolidated Net Income, the sum of, without duplication, (i) income tax credits for such period, and (ii) gain from extraordinary or non-recurring items for such period (including, without limitation, non-cash items related to purchase accounting), plus (c) the following to the extent deducted in calculating such Consolidated Net Income, (i) interest expense and other finance costs (whether cash or non-cash) for such period (ii) the provision for federal, state, local and foreign income taxes for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) the transaction fees, costs and expenses incurred in connection with the acquisition of Isaac Mizrahi and any other subsequent brand acquisition in such period, (v) all other extraordinary or non-recurring non-cash charges (including, without limitation, non-cash items related to purchase accounting and non-cash items related to earn-outs), and (vi) non-cash stock or equity compensation in such period.”

The “Maximum Cash Bonus” under the Agreement was $450,000. As a result of the Bonus Provision Amendment, the Maximum cash bonus shall mean (i) $450,000 for the 2012 calendar year and (ii) $450,000 for any calendar year commencing 2013, provided, however, that such amount shall be $1,500,000 upon receipt of approval from the Company’s stockholders.

Severance. If Mr. D’Loren’s employment is terminated by us without “cause”, or if Mr. D’Loren resigns with “good reason”, or if we fail to renew the term, then Mr. D’Loren will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to the base salary in effect on the termination date for the longer of two years from the termination date and the remainder of the then-current term. Additionally, Mr. D’Loren would be entitled to two times the average annual cash bonuses paid in the preceding 12 months. Mr. D’Loren would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 18 months from the termination date.

Change of Control. In the event Mr. D’Loren’s employment is terminated within twelve months following a change of control by the Company without cause or by Mr. D’Loren with good reason, he would be entitled to a lump sum payment equal to two times (i) his base salary in effect on the termination date for the longer of two years from the termination date and the remainder of the then-current term and (ii) two times the average annual cash bonuses paid in the preceding 12 months, minus $100. “Change of control,” as defined in Mr. D’Loren’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions.

Warrants. On the Closing Date, Mr. D’Loren received a warrant to purchase 239,250 shares of our Common Stock with an exercise price equal to $5.00 per share. The warrant vested and became exercisable on the Closing Date and has a ten-year term. The shares of Common Stock underlying the warrant have customary piggy back registration and cashless exercise rights.

Non-Competition and Non-Solicitation. During the term of his employment by the Company and for a one-year period after the termination of such employment (unless Mr. D’Loren’s employment was terminated without cause or was terminated by him for good reason, in which case only for his term of employment and a six-month period after the termination of such employment), Mr. D’Loren may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business in the United States, its territories and possessions and any foreign country in which the Company does business as of the date of termination of such employment, other than the Company and its subsidiaries. Also during his employment and for a one-year period after the termination of such employment, Mr. D’Loren may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

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James Haran. On September 22, 2011, and effective as of September 16, 2011, the Company entered into a two-year employment agreement with James Haran for him to serve as our Chief Financial Officer. Following the initial two-year term, the agreement will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 30 days prior to such termination. Mr. Haran’s salary for the first year starting on the Closing Date is $225,000 per year and for the second year it is $250,000. Our Board of Directors or the Compensation Committee may approve increases (but not decreases) from time to time. Following the initial two year term, the base salary shall be reviewed at least annually. In addition, Mr. Haran will receive a car allowance of $1,500 per month.

Bonus. Mr. Haran is eligible for a cash bonus of up to $50,000 based upon the following: 50% of the $50,000 cash bonus shall be paid to Mr. Haran if we achieve at least 70% of our budgeted EBITDA and 100% of the $50,000 cash bonus shall be paid to Mr. Haran if we achieve at least 90% of our budgeted EBITDA.

Severance. If Mr. Haran’s employment is terminated by us without “cause”, or if Mr. Haran resigns with “good reason”, or if we fail to renew the term, then Mr. Haran will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to his base salary in effect on the termination date for 12 months. Mr. Haran would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

Change of Control. In the event Mr. Haran’s employment is terminated within twelve months following a change of control by the Company without cause or by Mr. Haran with good reason, Mr. Haran would be entitled to a lump sum payment equal to his base salary in effect on the termination date for 12 months following such termination. “Change of control,” as defined in Mr. Haran’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions.

Warrants. On the Closing Date, Mr. Haran received a warrant to purchase 49,500 shares of our Common Stock with an exercise price equal to $5.00 per share. The warrant vested and became exercisable on the Closing Date and has a ten-year term. The shares of Common Stock underlying the warrant have customary piggy back registration and cashless exercise rights.

Non-Competition and Non-Solicitation. During the term of his employment by the Company and for a one-year period after the termination of such employment, Mr. Haran may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business in the United States, its territories and possessions and any foreign country in which the Company does business as of the date of termination of such employment, other than the Company and its subsidiaries. Also during his employment and for a one-year period after the termination of such employment, Mr. Haran may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Giuseppe “Joe” Falco. As of August 1, 2011, and effective as of September 16, 2011, the Company entered into a two-year employment agreement with Joe Falco for him to serve as the President, Chief Operating Officer of the Isaac Mizrahi Brand. Following the initial two-year term, the agreement will be automatically be renewed for a one year term, unless either party gives written notice of intent to terminate at least 30 days prior to such termination. Mr. Falco’s salary for the first year starting on the Closing Date is $350,000 per year. Our Board of Directors or the Compensation Committee may approve increases (but not decreases) from time to time, and his base salary shall be reviewed at least annually. If the Closing Date does not occur on or prior to October 1, 2011, then Mr. Falco’s employment agreement shall terminate.

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Bonus. Mr. Falco is eligible for a cash bonus of up to $50,000 based upon the following: one half of one percent (0.5%) of all Isaac Mizrahi Live net sales in excess of $60 million on QVC as reported by QVC to the Company.

Severance. If Mr. Falco’s employment is terminated by us without “cause”, or if Mr. Falco resigns with “good reason”, or if we fail to renew the term, then Mr. Falco will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to his base salary in effect on the termination date for six months. Mr. Falco would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of six months from the termination date.

Warrants. On the Closing Date, Mr. Falco received a warrant to purchase 100,000 shares of our Common Stock with an exercise price equal to $5.00 per share. The warrant shall vest one half on the first anniversary of the Closing Date, and one half on the second anniversary of the Closing Date. The warrant has a ten-year term. The shares of Common Stock underlying the warrant have customary piggy back registration and cashless exercise rights.

Non-Competition and Non-Solicitation. During the term of his employment by the Company and for a six-month period after the termination of such employment, Mr. Falco may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business in the United States, its territories and possessions and any foreign country in which the Company does business as of the date of termination of such employment, other than the Company and its subsidiaries. Also during his employment and for a six-month period after the termination of such employment, Mr. Falco may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries. Such non-solicitation provisions, however, do not apply to any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries with whom Mr. Falco had a prior business relationship before he started performing services for the Company.

Marisa Gardini. On May 19, 2011 and effective on the Closing Date, the Company entered into a three-year employment agreement with Marisa Gardini such that she will serve as the Senior Vice President of Strategic Planning of the Company. Following the initial three-year term, the agreement will be renewable, at the option of the Company, for two successive one-year periods on the same terms and conditions as those in effect during the third year of the initial term. Thereafter, the agreement will renew automatically for one-year periods, unless either party gives written notice of intent to terminate at least 30 days prior to such termination. Ms. Gardini’s salary will be $250,000, $250,000 and $500,000 per annum, respectively, in the first three successive 12-month periods following the effective date of the agreement. The Board or the compensation committee may approve increases (but not decreases) in Ms. Gardini’s base salary from time to time, and it shall be subject to review on the third anniversary of Ms. Gardini’s employment agreement and each anniversary thereafter during the term of the agreement.

Bonus. Ms. Gardini has the right to participate in all employee bonus plans offered to other executives and senior management and such other bonus payments as the Board, or the compensation committee of the Board, may approve in its sole discretion.

Severance. If Ms. Gardini’s employment is terminated by us without “cause”, or if Ms. Gardini resigns with “good reason”, or if we fail to renew the term, then Ms. Gardini will be entitled to receive her unpaid base salary and cash bonuses through the termination date and an amount equal to her base salary in effect on the termination date for the longer of six months and the remainder of the then-current term, but in no event exceeding 18 months. Ms. Gardini would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for the same period of time for which she would continue to receive her base salary pursuant to the terms of the agreement.

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Non-Competition and Non-Solicitation. During the term of her employment by the Company and for a one-year period after the termination of such employment (unless Ms. Gardini’s employment was terminated without cause or was terminated by him for good reason), Ms. Gardini may not permit her name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 3% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business anywhere in the world other than the Company and its subsidiaries. Also during her employment and for a one-year period after the termination of such employment, Ms. Gardini may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Seth Burroughs. On September 22, 2011, and effective as of September 16, 2011, entered into a two-year employment agreement with Seth Burroughs for him to serve as our Executive Vice President – Business Development and Treasury. Following the initial two-year term, the agreement will be automatically renewed for one year terms thereafter unless either party gives written notice of intent to terminate at least 30 days prior to such termination. Mr. Burroughs’ salary for the first year commencing on the Closing Date is $175,000 and it is $200,000 for the second year. The Board or the compensation committee may approve increases (but not decreases) from time to time. Following the initial two-year term, the base salary shall be reviewed at least annually.

Bonus. Mr. Burroughs is eligible for cash bonuses as follows: (i) for any acquisition completed by us with a purchase price of an amount that is equal to or greater than $10 million, but less than $25 million, he shall be paid $50,000; (ii) for any acquisition completed by us with a purchase price of an amount that is equal to or greater than $25 million, but less than $75 million, he shall be paid $100,000; (iii) for any acquisition completed by us with a purchase price of an amount that is equal to or greater than $75 million, but less than $150 million, he shall be paid $125,000; and (iv) for any acquisition completed by us with a purchase price of an amount that is equal to or greater than $150 million, he shall be paid $150,000.

Severance. If Mr. Burroughs’ employment is terminated by us without “cause”, or if Mr. Burroughs resigns with “good reason”, or if we fail to renew the term, then Mr. Burroughs will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to his base salary in effect on the termination date for 12 months. Mr. Burroughs would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

Warrants. On the Closing Date, Mr. Burroughs received a warrant to purchase 50,000 shares of our Common Stock with an exercise price equal to $5.00 per share. The warrant vested and became exercisable on the Closing Date and has a ten-year term. The shares of Common Stock underlying the warrant have customary piggy back registration and cashless exercise rights.

Non-Competition and Non-Solicitation. During the term of his employment by the Company and for a one-year period after the termination of such employment, Mr. Burroughs may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business in the United States, its territories and possessions and any foreign country in which the Company does business as of the date of termination of such employment, other than the Company and its subsidiaries. Also during his employment and for a one-year period after the termination of such employment, Mr. Burroughs may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

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Isaac Mizrahi. On May 19, 2011 and effective on the Closing Date, the Company entered into a three-year employment agreement with Isaac Mizrahi such that he will serve as the Chief Design Officer of Isaac Mizrahi Brand. Following the initial three-year term, the agreement will be renewable, at the option of the Company, for two successive one-year periods on the same terms and conditions as those in effect during the third year of the initial term. Thereafter, the agreement will renew automatically for one-year periods, unless either party gives written notice of intent to terminate at least 30 days prior to such termination. Mr. Mizrahi’s salary will be $500,000, $500,000 and $1,000,000 per annum, respectively, in the first three successive 12-month periods following the effective date of the agreement. The Board or the compensation committee may approve increases (but not decreases) in Mr. Mizrahi’s base salary from time to time, and it shall be subject to review on the third anniversary of Mr. Mizrahi’s employment agreement and each anniversary thereafter during the term of the agreement.

Mr. Mizrahi is required to devote his full business time and attention to the business and affairs of the Company and its subsidiaries; however, Mr. Mizrahi is the principal of IM Ready and Laugh Club, Inc., and accordingly, he may undertake promotional activities related thereto (including the promotion of his name, image, and likeness) through television, video, and other media (and retain any compensation he receives for such activities) (referred to as “Retained Media Rights”) so long as such activities (i) do not utilize the IM Trademarks or interfere with his employment duties or (ii) are consented to by the Company. The Company believes that it benefits from Mr. Mizrahi’s independent promotional activities by increased brand awareness of IM Brands and the IM Trademarks.

Bonus. Mr. Mizrahi has the right to a bonus if the net royalty income exceeds twenty-five million dollars ($25,000,000) in the twelve-month period commencing on October 1, 2011, or in any successive twelve-month period thereafter. The bonus, if any, is equal to five-percent (5%) of the net royalty income in such twelve-month period in excess of Twenty-Five Million Dollars ($25,000,000). As soon as practicable, and not later than 60 days after the end of such twelve-month period, the Company shall deliver to Mr. Mizrahi: (i) an independently audited statement certifying the net royalty income for the period, (ii) a statement from the Company calculating the amount of the bonus, and (iii) at Mr. Mizrahi’s request, supporting documentation of the determination of the net royalty income amount for the period. The bonus, if any, shall be paid to Mr. Mizrahi no later than 30 days after the delivery of the statements described above in (i) and (ii). In addition to, and not in lieu of, the foregoing, Mr. Mizrahi has the right to participate in all employee bonus plans offered to other executives and senior management and such other bonus payments as the Board, or the compensation committee of the Board, may approve in its sole discretion.

Under Mr. Mizrahi’s employment agreement with the Company, “Net Royalty Income” means booked revenue for the Company’s business (acquiring and licensing consumer brands worldwide), less the sum of advertising royalties, commissions paid to third parties, payments under royalty sharing or participation agreements, and international withholding (solely to the extent the Company or its affiliates are unable to claim a federal tax credit with respect to such international withholding) and other transfer taxes, in each case to the extent related to such booked revenue, calculated in accordance with U.S. GAAP accounting standards; provided, however, that, (i) Net Royalty Income shall not include any deferred revenues recognized during the period for which Net Royalty Income is being calculated for which the Company and IM Brands have not received the related payment, and (ii) in the event of the termination of a license agreement with respect to the Company’s business, the calculation of Net Royalty Income shall not include any revenue accelerated as a result of termination for which termination the Company or its affiliates have not received the related payment.

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Severance. If Mr. Mizrahi’s employment is terminated by us without “cause”, or if Mr. Mizrahi resigns with “good reason”, or if we fail to renew the term, then Mr. Mizrahi will be entitled to receive his unpaid base salary and cash bonuses through the termination date and an amount equal to his base salary in effect on the termination date for the longer of six months and the remainder of the then-current term, but in no event exceeding 18 months. Mr. Mizrahi would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for the same period of time for which he would continue to receive his base salary pursuant to the terms of the agreement.

Non-Competition and Non-Solicitation. During the term of his employment by the Company and for a one-year period after the termination of such employment (unless Mr. Mizrahi’s employment was terminated without cause or was terminated by him for good reason), Mr. Mizrahi may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 3% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business anywhere in the world other than the Company and its subsidiaries. Also during his employment and for a one-year period after the termination of such employment, Mr. Mizrahi may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Executive compensation

The following table sets forth information regarding all cash and non-cash compensation earned by or paid to all of the executive officers of the Company and former executive officers served during the period September 29, 2011 to December 31, 2011, for services in all capacities to the Company:

Summary Compensation Table

Executive	Title	Year	Salary	Bonus (3)	Stock Awards	Option & Warrant Awards (4)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Robert W. D’Loren (1)	CEO, Chairman	2011	$92,733	$14,034	$-	$205,313	$-	$7,543	$319,623
James F. Haran (1)	CFO, Assist Sec.	2011	$65,625	$14,583	$-	$42,479	$-	$2,328	$125,015
Seth Burroughs (1)	Sec, EVP	2011	$51,042	$10,000	$-	$42,908	$-	$-	$103,950
Cristiano Germinario (2)	Former CEO	2011	$-	$-	$-	$-	$-	$-	$-

(1)	Executives did not receive compensation prior to the merger on September 29, 2011 (pursuant to which Netfabric Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, was merged with and into Xcel Brands, Inc., a privately held Delaware corporation (“Old XCel”), with Old XCel surviving as our wholly owned subsidiary) (the “Merger”).

(2)	Former CEO did not receive compensation in 2010 or 2011. Employment terminated September 29, 2011.

(3)	Bonuses are in accordance with Executive’s employment agreements.

(4)	Warrants were issued to Executives on the closing date of the Merger providing for each warrant to purchase one (1) common share of stock for $5.00 per share, exercisable immediately. The detail for these awards are included in “Outstanding Equity Awards at Fiscal Year-End” table below.

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Outstanding Equity Awards at Fiscal Year-End

Executive	Title	Number of Securities Underlying Unexercised Options & Warrants, Exercisable	Number of Securities Underlying Unexercised Options & Warrants, Unexercisable	Exercise Price	Option or Warrant Expiration Date	Number of Shares of Stock Not Vested	Value of Shares of Stock Not Vested
Robert W. D’Loren	CEO, Chairman	239,250	-	$5.00	9/29/2021	-	$-
James F. Haran	CFO, Assist Sec.	49,250	-	$5.00	9/29/2021	-	$-
Seth Burroughs	Sec, EVP	50,000	-	$5.00	9/29/2021	-	$-

2011 Equity Incentive Plan

As of September 29, 2011, the closing date of the Merger (as defined below in “Certain Relationships and Related Transactions”), the Company assumed the 2011 Equity Incentive Plan (as subsequently amended, the “the Plan”). The purpose of the Plan is to enable the Company to offer its employees, officers, directors, consultants and others whose past, present and/or potential contributions to the Company have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company.

•	The Plan provides for the grant of stock options or restricted stock (any grant under the Plan, an “Award”). The stock options may be incentive stock options or non-qualified stock options.

•	A total of 5,500,000 shares of Common Stock are currently eligible for issuance under the Plan, and the maximum number of shares of Common Stock with respect to which incentive stock options may be granted under the Plan is 2,000,000.

•	The Plan may be administered by the Board of Directors or a committee consisting of two or more members of the Board of Directors appointed by the Board (for purposes of this description, any such committee, a “Committee”).

•	Officers and other employees of our Company or any parent or subsidiary of our Company who are at the time of the grant of an Award employed by us or any parent or subsidiary of our Company are eligible to be granted options or other Awards under the Plan. In addition, non-qualified stock options and other Awards may be granted under the Plan to any person, including, but not limited to, directors, independent agents, consultants and attorneys who the Board or the Committee, as the case may be, believes has contributed or will contribute to our success.

•	With respect to incentive stock options granted to an eligible employee owning stock possessing more than 10% of the total combined voting power of all classes of our stock or the stock of a parent or subsidiary of our Company immediately before the grant (each, a “10% Stockholder”), such incentive stock option shall not be exercisable more than 5 years from the date of grant.

•	The exercise price of an incentive stock option will not be less than the fair market value of the shares underlying the option on the date the option is granted, provided, however, that the exercise price of an incentive stock option granted to a 10% Stockholder may not be less than 110% of such fair market value.

•	The exercise price of a non-qualified stock option may not be less than fair market value of the shares of Common Stock underlying the option on the date the option is granted.

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•	Under the Plan, we may not, in the aggregate, grant incentive stock options that are first exercisable by any individual optionee during any calendar year (under all such plans of the optionee’s employer corporation and its “parent” and “subsidiary” corporations, as those terms are defined in Section 424 of the Internal Revenue Code) to the extent that the aggregate fair market value of the underlying stock (determined at the time the option is granted) exceeds $100,000.

•	Certain Awards made under the Plan may be granted so that they qualify as “performance-based compensation” (as this term is used in Internal Revenue Code Section 162(m) and the regulations thereunder) and are exempt from the deduction limitation imposed by Code Section 162(m) (these Awards are referred to as “Performance-Based Awards”). Under Internal Revenue Code Section 162(m), our tax deduction may be limited to the extent total compensation paid to the chief executive officer, or any of the four most highly compensated executive officers (other than the chief executive officer) exceeds $1 million in any one tax year. Among other criteria, Awards only qualify as Performance-Based Awards if at the time of grant the Company’s Compensation Committee is comprised solely of two or more “outside directors” (as this term is used in Internal Revenue Code Section 162(m) and the regulations thereunder). In addition, we must obtain stockholder approval of material terms of performance goals for such “performance-based compensation.”

•	All stock options and certain stock awards, performance awards, and stock units granted under the Plan, and the compensation attributable to such Awards, are intended to (i) qualify as performance-based awards or (ii) be otherwise exempt from the deduction limitation imposed by Internal Revenue Code Section 162(m).

•	No options or other Awards may be granted on or after the tenth anniversary of the effective date of the Plan.

From time to time, the Company issues stock-based compensation in accordance with the Plan to its officers, directors, employees and consultants. The maximum term of options granted is generally ten (10) years and generally options vest over a period of one (1) to four (4) years. However, the Board of Directors of the Company may approve other vesting schedules. Options may be exercised in whole or in part. The exercise price of stock options granted is generally the fair market value of the Company’s Common Stock as determined by the Board of Directors on the date of grant, considering factors such as the sale of stock, results of operations and consideration of the fair value of comparable private companies in the industry.

The fair value of each stock option award under the Plan is estimated using a Black-Scholes option pricing model based on certain assumptions. The assumption for expected term is based on evaluations of expected future employee exercise behavior. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected term at the grant date. The historical volatility of comparable companies’ stock is used as the basis for the volatility assumption. The Company has never paid cash dividends, and does not currently intend to pay cash dividends, and thus assumed a 0% dividend yield.

As of December 17, 2012, 1,562,068 shares of restricted stock and options to purchase 372,625 shares of Common Stock were awarded under the Plan, and 237,908 shares of restricted stock and options to purchase 27,625 shares of Common Stock were forfeited. As of December 17, 2012, 3,330,840 shares of Common Stock remain available for awards under the Plan.

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Compensation of Directors

The following table sets forth information with respect to director’s compensation for the period September 29, 2011 to December 31, 2011.

Director Compensation

Director	Year	Fees Earned or Paid in Cash	Stock Awards	Option & Warrant Awards (1)	Nonqualified Deferred Compensation Earnings	All Other Compensation	P
Edward Jones	2011	$-	$-	$8,550	$-	$-	$8,550
Howard Liebman	2011	$-	$-	$8,550	$-	$-	$8,550
Jeff Cohen	2011	$-	$-	$8,550	$-	$-	$8,550
Mark DiSanto	2011	$-	$-	$8,550	$-	$-	$8,550
Todd Slater	2011	$-	$-	$8,550	$-	$-	$8,550

(1)	On October 17, 2011, each independent director was granted an option to purchase 50,000 shares of Common Stock exercisable for a period of five years at an exercise price of $5.00 per share. One-third of such options (i) vested upon issuance and (ii) will vest upon each of the following two anniversaries of the issuance date.

The Company pays its non-executive directors $2,000 for each Board and committee meeting attended up to a maximum of $8,000 per year, except that the chairman of each committee receives $3,000 for each such committee meeting attended up to a maximum of $12,000 per year. So long as a principal of Earthbound serves as a member of our Board of Directors (Jack Dweck, a principal of Earthbound, is currently serving as Earthbound’s designee to our Board of Directors), Earthbound has the right to appoint a Board observer. Such observer has the right to attend and observe all general meetings of our Board of Directors, but he has no other rights (including voting rights) and receives no compensation from the Company.

On June 1, 2012, each non-executive director was awarded 27,667 restricted shares. The shares vest on December 1, 2012, provided, however that each director may extend the vesting date by six-month increments on one or more occasions in his or her sole discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of December 17, 2012 the number of shares of Common Stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each executive officer and director of the Company; and (iii) all executive officers and directors as a group.

Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose of or direct the disposal of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Unless otherwise indicated in the table, (i) each person named in the table has sole voting and sole investment power with respect to the shares set forth opposite such person’s name and (ii) the address of each beneficial owner listed below is c/o the Company, 475 10th Avenue, New York, New York, 10018.

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The percentage of class beneficially owned set forth below is based on 7,339,979 shares of Common Stock outstanding.

	Common Stock Beneficially Owned
Named executive officers and directors:	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Robert W. D’Loren (1)	1,463,565	19.3%
James F. Haran (2)	363,900	4.9%
Marisa Gardini (3) (4)	500,744	6.8%
Seth Burroughs (5)	306,360	4.1%
Todd Slater (6)	56,665	*
Howard Liebman (7)	57,977	*
Edward Jones, III (7)	57,977	*
Jack Dweck (8)	560,089	7.6%
Mark DiSanto (9)	465,487	6.3%
Giuseppe Falco (10)	165,338	2.2%
All directors and executive officers as a group (10 persons)	3,997,992	50.9%
5% Stockholders:
Isaac Mizrahi (4)	1,428,049	19.4%
Jeffrey Cohen (11)	721,111	9.8%
Trafelet Capital Management, LP (12)	666,667	9.1%

* Less than 1%.

___________________

(1)	Represents (i) 697,932 shares owned by Mr. D’Loren, (ii) 526,283 shares owned by the Irrevocable Trust of Rose Dempsey of which Mr. D’Loren and Mr. DiSanto are the trustees and as to which Mr. D’Loren has sole voting and dispositive power, and (iii) 239,250 shares issuable upon exercise of immediately exercisable warrants. Does not include 271,116 shares held by the D’Loren Family Trust (the “Family Trust”) of which Mark DiSanto is a trustee and over which he has sole voting and dispositive power.

(2)	Includes (i) 314,400 shares and (ii) immediately exercisable warrants to purchase 49,500.

(3)	Pursuant to a voting agreement, IM Ready and its principals agreed to appoint Robert D’Loren, our Chairman and Chief Executive Officer as IM Ready’s irrevocable proxy and attorney-in-fact with respect to the shares of Common Stock received by IM Ready in connection with the Merger, including those 137,950 shares distributed to Ms. Gardini.

(4)	Pursuant to a voting agreement, IM Ready and its principals agreed to appoint Robert D’Loren, our Chairman and Chief Executive Officer as irrevocable proxy and attorney-in-fact with respect to the shares of Common Stock received by IM Ready in connection with the Merger, including those 1,428,049 shares distributed to, and held by, Mr. Mizrahi.

(5)	Includes (i) 256,360 shares and (ii) 50,000 shares issuable upon exercise of warrants.

(6)	Represents (i) 23,321 shares and (ii) 33,334 shares issuable upon exercise of options. Does not include 16,666 shares issuable upon exercise of options which are not issuable until October 12, 2013.

(7)	Represents (i) 24,643 shares and (ii) 33,334 shares issuable upon exercise of options. Does not include 16,666 shares issuable upon exercise of options which are not issuable until October 12, 2013.

(8)	Represents (i) 300,089 shares held by Mr. Dweck and (ii) 260,000 shares held by Earthbound on the Closing Date. Jeffrey Cohen and Jack Dweck have shared voting and dispositive power over the shares held by Earthbound LLC.

(9)	Includes (i) 23,537 shares, (ii) 271,116 shares held by the Family Trust, of which Mark DiSanto is trustee of, and over which he has sole voting and dispositive power, (iii) 137,500 shares held by the Mark X. DiSanto Investment Trust, and (iv) 33,334 shares issuable upon exercise of options. Does not include 16,666 shares issuable upon exercise of options which are not issuable until October 12, 2013.

(10)	Includes (i) 115,338 shares and (ii) 50,000 shares issuable upon exercise of warrants.

(11)	Represents (i) 27,667 shares of unvested restricted stock as to which Mr. Cohen may vote, (ii) 33,334 shares issuable upon exercise of options, (iii) 400,110 shares held by Jeff Cohen and (iv) 260,000 shares held by Earthbound LLC. Jeffrey Cohen and Jack Dweck have shared voting and dispositive power over the shares held by Earthbound LLC. Does not include 16,666 shares issuable upon exercise of options which are not issuable until October 12, 2013.

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(12)	Represents (i) 83,900 shares held by Delta International, LP, (ii) 41,700 shares held by Delta Onshore, LP, (iii) 373,967 shares held by Delta Offshore Master, LP and (iv) 167,100 shares held by Delta Pleiades, Trafelet Capital Management has informed us that it advises the above-referenced accounts and that Trafelet Capital Management, LP has discretion over these accounts.

DISTRIBUTION

We will deliver only one Information Statement to multiple security holders sharing an address unless we have received contrary instructions from one or more of such security holders sharing an address. Also, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at Xcel Brands, Inc., 475 10th Avenue, 4th Floor, New York, NY 10018, or by telephone request at (347) 727-2474.

Security holders may also address future requests regarding delivery of information statements by contacting us at the address or telephone number set forth in the foregoing paragraph.

WHERE YOU CAN FIND MORE INFORMATION

Additional information about us is contained in our periodic and current reports filed with the Commission. These reports, their accompanying exhibits and other documents filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549. Copies of such material may also be obtained from the Commission at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the Commission. Copies of these reports may be obtained from the Commission’s EDGAR archives at http://www.sec.gov/index.htm.

By Order of the Board of Directors:

/s/ Robert D’Loren

Robert D’Loren

Chief Executive Officer

[●], 2012

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